Exhibit 99.1

CHROMCRAFT REVINGTON, INC.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906

For Immediate Release	For more information contact:
Tuesday, June 17, 2008	Frank T. Kane Senior Vice President-Finance & CFO (765) 807-2647

Chromcraft Revington, Inc.
Announces Succession in Leadership

West Lafayette, Indiana, June 17, 2008 – Chromcraft Revington, Inc. (AMEX:CRC) announced today that the Company and Benjamin M. Anderson-Ray have mutually agreed that Mr. Anderson-Ray will step down as Chairman and Chief Executive Officer and will resign from the board of directors effective as of June 30, 2008. Mr. Anderson-Ray will assume an advisory role with the Company for 90 days following his departure.

The Company also announced today that, effective July 1, 2008, Ronald H. Butler will become the Company’s Chairman and CEO.

Mr. Butler presently is serving as the Company’s lead director and as a member and the chair of the compensation committee of the board of directors. Although he will no longer serve in these capacities when his appointment as Chairman and CEO takes effect, he will continue as a director of the Company. Craig R. Stokely will become the Company’s lead director on July 1, 2008.

Mr. Stokely stated, “This change in leadership is the next step in the evolution of our Company toward becoming a consumer and customer focused company with efficient and effective product supply capabilities. For the past three years, our associates have made progress in our efforts to implement this change, shifting toward a focus on simplified operations and developing stronger products and programs which offer excellent value.”

Mr. Anderson-Ray stated, “At this time it is appropriate for me to step out of the leadership of the Company to support the ongoing process.”

Mr. Stokely additionally stated, “Ron Butler has served on our board of directors since 2004 and has collaborated in the development of the strategies of the Company. He has a strong leadership style and is well qualified to lead the Company during these challenging times in the furniture industry.”

Mr. Butler, 58, previously served as the Company’s interim Chairman and is very familiar with the Company’s operations and senior management. Mr. Butler resigned from his position as President and Chief Executive Officer of Pet Resorts, Inc., a privately-held company that builds premium pet boarding, daycare, pet training and grooming facilities, in order to accept the position as the Chairman and CEO of Chromcraft Revington. He has served as an officer of other public companies, including PetSMART where he was the Executive Vice President of Merchandising and Marketing. Mr. Butler holds an MBA degree from Wake Forest University and has served on its business school board for 18 years.

Mr. Butler commented, “The Company has made significant changes and has reached important milestones in its efforts to restore profitability. I look forward to working with our management team and board as we continue the transformation of the Company.”

Commenting on the change Mr. Stokely stated, “The Board is appreciative of Ben’s efforts and dedication over the last three years. With his resignation to pursue career interests in both for-profit and not-for-profit arenas, we thank him for his contributions.”

Chromcraft Revington businesses design, manufacture, source and market residential as well as commercial furniture throughout North America. The Company wholesales its residential furniture products under the CR-Home banner with “Chromcraft,” “Peters-Revington,” “Silver,” “Cochrane” and “Sumter” as brand names. It sells commercial furniture under the “Chromcraft” brand name.

This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “likely,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the current recessionary trends in the U.S. economy; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transformation; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; and other factors that generally affect business. Additional risks relating to the Company’s business are set forth in the Company’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended March 29, 2008.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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